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                           CONTACT:  Investor Relations - Dan Brandano
                                     Affinity International Travel Systems
                                     100 Second Avenue South, Ste 1100S
                                     St. Petersburg, FL  33701-4301
                                     727-896-1513 x251 or investor@sunstyle.com


FOR IMMEDIATE RELEASE:

               AFFINITY INTERNATIONAL SECURES $10,000,000 FUNDING

ST. PETERSBURG, FL; JANUARY 31, 2001 - Affinity International Travel Systems, Inc. (OTC BB: AFFT) announced today that it has agreed to definitive terms and conditions regarding an Equity Financing Facility with a London-based institutional money management fund. This Facility permits Affinity to raise up to $10 million in equity financing to fund its operations and expansion.

Affinity CEO, Daniel Brandano commented, "This commitment provides a basis to build the Company's capital structure as well as assist us in completing our efforts to secure short term funding. Additionally, Brandano commented, "We will utilize these funds to continue to develop enhancements to our technology, FarAway.com, as well as continuing on our strategic plan."

Comergent Capital Limited of Hamilton, Bermuda assisted Affinity in the transaction by structuring and placing the Equity Financing Facility.

According to the terms of the Facility, Affinity International Travel Systems, Inc. has the ability to access up to $10,000,000 over a three-year period, subject to certain contingencies being met under the terms of the Facility. Beginning on the date the SEC declares effective a registration statement covering the resale of the shares issuable under the Facility, and for 36 months thereafter, Affinity may sell shares of the Company's Common Stock at a price per share equal to 88% of the three lowest bid prices for the Common Stock over a 7 day trading period immediately proceeding the sale. During each 90-day period, the Company may access up to $1,500,000 subject to certain stock price and trading volume requirements being met. In exchange for the Investor's commitment to provide the $10 million Equity Financing Facility, and Comergent Capital's work in connection therewith, the Company issued 500,000 warrants to each of them having an exercise price of $.3125 per share. More detailed information will be provided in Affinity's current report on Form 8-K.


ABOUT COMERGENT CAPITAL

Comergent Capital assists publicly traded companies in the areas of corporate finance and corporate strategy. The firm works with companies in the United States, Canada and Europe to provide its clients access to investment capital through creative transaction structures designed to meet their specific needs.


ABOUT AFFINITY INTERNATIONAL TRAVEL SYSTEMS

Affinity International Travel Systems is a wholesale tour and travel company that offers high-yield travel programs in an online business-to-business travel solution website. The company is implementing a business-to-business strategy that utilizes the Internet as a delivery platform in both the (B2B) business-to-business and (B2C) business-to-consumer for its inventory of travel products.

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This release contains forward-looking statements, made subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties that might cause the actual results to differ materially from those projected in any forward-looking statements. Potential risks and uncertainties include, without limitation, the following: the Company may encounter difficulty in developing its Web sites; it may have difficulty raising the capital it needs to develop and market its Web sites and fund its operations; the Internet may not attract the degree of travel business that the Company expects; the Company may have difficulty competing with other travel companies, portals; market awareness and acceptance of the Company's Web site and product offerings; changes in government regulations affecting the Company's business; and overall market demand for travel services.

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